Exhibit 5.1

SEWARD & KISSEL LLP 1901 L STREET, NW WASHINGTON, D.C. 20036

WRITER'S DIRECT DIAL	TELEPHONE: (202) 737-8833 FACSIMILE: (202) 737-5184 WWW.SEWKIS.COM	ONE BATTERY PARK PLAZA NEW YORK, NEW YORK 10004 TELEPHONE: (212) 574-1200 FACSIMILE: (212) 480-8421

August 27, 2026

EuroDry Ltd.

4 Messogiou & Evropis Street

151 24 Maroussi, Greece

Re:	EuroDry Ltd.

Ladies and Gentlemen:

We have acted as counsel to EuroDry Ltd. (the "Company") in connection with the Company's registration statement on Form F-3 (File No. 333- ) (the "Registration Statement") as filed with the U.S. Securities and Exchange Commission (the "Commission") on August 27, 2026, as thereafter amended or supplemented, with respect to the public offering by the Company (the "Offering") of up to an aggregate of $200,000,000 of securities which may include common shares ("Common Shares") (including the related preferred share purchase rights (the “Preferred Stock Purchase Rights”) issued under the Shareholders Rights Agreement dated as of May 30, 2018 by and between the Company and American Stock Transfer and Trust Company LLC (the “Rights Agreement”)), preferred shares ("Preferred Shares"), debt securities ("Debt Securities"), warrants ("Warrants") and units ("Units" and, together with the Common Shares, the Preferred Shares, the Debt Securities, the Preferred Stock Purchase Rights and the Warrants, the "Primary Securities").

We have examined originals or copies, certified or otherwise identified to our satisfaction, of: (i) the Registration Statement; (ii) the prospectus of the Company (the "Prospectus") included in the Registration Statement; (iii) the Rights Agreement and; (iv) such corporate documents and records of the Company and such other instruments, certificates and documents as we have deemed necessary or appropriate as a basis for the opinions hereinafter expressed. In such examinations, we have assumed the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies or drafts of documents to be executed, the genuineness of all signatures and the legal competence or capacity of persons or entities to complete the execution of documents. As to various questions of fact which are material to the opinions hereinafter expressed, we have relied upon statements or certificates of public officials, directors of the Company and others.

We have further assumed for the purposes of this opinion, without investigation, that (i) all documents contemplated by the Prospectus to be executed in connection with the Offering have been duly authorized, executed and delivered by each of the parties thereto other than the Company, and (ii) the terms of the Offering comply in all respects with the terms, conditions and restrictions set forth in the Prospectus and all of the instruments, agreements and other documents relating thereto or executed in connection therewith.

Based upon and subject to the foregoing, and having regard to such other legal considerations which we deem relevant, we are of the opinion that:

1.  The Common Shares, Preferred Shares, and any Common Shares or Preferred Shares underlying the Debt Securities, Warrants, Rights, Preferred Stock Purchase Rights, or Units constituting the Primary Securities have been duly authorized, and when issued, sold and paid for as contemplated in the Prospectus, the Common Shares and Preferred Shares will be validly issued, fully paid and non-assessable;

2. The Debt Securities, when the applicable indenture relating to such debt securities (the “Indenture”) has been duly qualified and the Company has taken all necessary action to approve the issuance and terms of the Debt Securities and the terms of the offerings thereof and related matters and the Debt Securities have been duly executed, authenticated, issued and delivered in accordance with the provisions of the Indenture, as applicable, and the other applicable agreements approved by the Company and upon payment of the consideration thereof or provided for therein, the Debt Securities will be legally issued.

3. The Warrants, Preferred Stock Purchase Rights and Units (together, the “Subscription Securities”), when the Company has taken all necessary action to approve the issuance and terms of such Subscription Securities, the terms of the offerings and related matters and the Subscription Securities have been issued and delivered in accordance with the terms of the applicable warrant agreement, rights agreement or similar agreement approved by the Company and upon payment of the consideration therefor, if any, provided for therein and in any applicable definitive purchase, underwriting or similar agreement approved by the Company, then the Subscription Securities will be legally issued.

4. The Preferred Stock Purchase Rights constitute binding obligations of the Company in accordance with the terms of the Rights Agreement.

Furthermore, based upon and subject to the foregoing, and having regard to such other legal considerations which we deem relevant, we are of the opinion that under the laws of the State of New York, the Debt Securities issued pursuant to an indenture substantially in the form examined by us, the Warrants, the Preferred Stock Purchase Rights and the Units, upon due execution and delivery as contemplated in the Prospectus or any supplement thereto, will be valid and legally binding obligations of the Company. The foregoing opinions are subject, in each case, to applicable insolvency, bankruptcy, reorganization, moratorium, fraudulent transfer, fraudulent conveyance or other similar laws affecting generally the enforceability of creditors' rights from time to time in effect and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law, including application of principles of good faith, fair dealing, commercial reasonableness, materiality, unconscionability and conflict with public policy and other similar principles.

This opinion is limited to the law of the State of New York and the Federal laws of the United States of America and the laws of the Republic of the Marshall Islands as in effect on the date hereof.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, and to each reference to us and the discussions of advice provided by us under the heading "Legal Matters" in the Prospectus, without admitting we are "experts" within the meaning of the Securities Act of 1933, as amended, or the rules and regulations of the Commission thereunder with respect to any part of the Registration Statement.

Very truly yours,

/s/ Seward & Kissel LLP